NEWS RELEASE

For further information, contact:
Jody Littrell	812.376.1899
Greg Ehlinger	812.376.1935
Conference call 2:00 EDT April 19, 2001	800.640.5128
Replay (passcode: 383.5756)	877.213.9653

April 19, 2001	For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES

RECORD FIRST QUARTER EARNINGS

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced net income in the first quarter of 2001 of $11.1 million or $0.49 per share, compared with net income of $8.5 million or $0.40 per share during the same period in 2000, an increase in earnings per share of 22.5%.

First quarter results reflected strong performance by the Corporation's mortgage banking and home equity lines of business as well as stable credit quality.
*	Mortgage loan originations totaled $1.9 billion, a year-over-year increase of 119.3%, reflecting lower interest rates.
*	Home equity originations totaled $0.2 billion, compared with production prior to acquisitions of $0.1 billion during the first quarter of 2000.
*

Commercial banking and home equity credit quality remained within management's expectations, reflecting the companies' focus on underwriting and servicing. Delinquency ratios (30 days and beyond) declined at both the commercial banking and home equity lines of business relative to year-end figures. The delinquency rates as of March 31, 2001, were 0.19% and 4.32% for the commercial banking and home equity lending businesses, respectively, compared to 0.46% and 4.35% at yearend.

Financial highlights for the quarter included:
$s in millions, except EPS	1Q 2001	1Q 2000	% Change
Total Net Revenues	$89.6	$68.1	31.6%
Net Income *	11.1	8.5	31.4
Earning per Share (EPS) *	0.49	0.40	22.5
Return on Average Equity	23.46%	21.07%

* Includes $175 thousand cumulative effect of the adoption of SFAS 133 on January 1, 2001.

Lines of Business

The Corporation's home equity lending business (www.ihe.com) earned $6.6 million during the first quarter of 2001, a $4.0 million increase over the first quarter of 2000, as it continued to expand in its niche of prime credit quality, high loan-to-value second mortgage loans. The increase in net income reflects the growth of the company's managed portfolio, which totaled $1.7 billion at quarter-end, compared with $0.9 billion a year earlier, a 91.8% increase.

Home equity loan and line of credit originations totaled $180.8 million in the first quarter, compared with $196.5 million a year earlier. The 2000 figure includes $99.3 million of bulk loan acquisitions; there were none in the current period. The credit quality of the company's portfolio continues to perform within expectations. The company creates reserves for loan losses in the sold portion of its managed portfolio through a reduction in the carrying value of its interest only strips recorded at the time of sale. The embedded reserve for all owned and managed loans as of quarter-end totaled 5.65% of principal balance, compared to annualized charge-offs in the first quarter of 1.42% of average managed loans.

Declining interest rates led to significantly improved loan originations and net income at the company's mortgage banking subsidiary (www.irwinmortgage.com). Net income for mortgage banking totaled $6.3 million in the first quarter, an increase of $3.8 million or 155.1% compared with the year earlier period. Mortgage loan originations totaled $1.9 billion in the first quarter, compared with $0.9 billion a year earlier, an increase of 119.3%. The increase was the result of mortgage loan interest rates which, on average, were 1.4% lower in the current quarter compared with a year earlier. Refinanced loans accounted for 56.2% of first quarter production, compared with 13.9% in the year earlier period.

The company's mortgage servicing portfolio totaled $9.3 billion as of March 31, 2001, a year-over-year decrease of 11.3%, principally reflecting decisions to sell servicing throughout 2000 to reinvest in the growth of the company's production system. An additional $0.2 billion was sold in the first quarter of 2001, producing revenues of $2.1 million. The market value of the company's servicing portfolio totaled $159.3 million as of March 31, 2001, compared with the balance sheet carrying value of $133.0 million, reflecting a balance sheet valuation at the lower of cost or market.

The commercial banking line of business (www.irwinunion.com) earned $1.4 million in the first quarter of 2001, a decrease of $0.5 million or 26.5% compared with a year earlier. The reduction in net income reflects market expansion costs preceding portfolio interest income and a decline in net interest margin. The line of business's loan portfolio of $1.1 billion has increased $0.3 billion, or 42.9% year-over-year, reflecting expansion into markets in Midwestern and Western states. The investment in the growth of these new markets reduced after-tax income by approximately $0.4 million in the quarter. Additionally, the line of business was negatively affected by repricing of approximately 40% of its commercial loan portfolio which is tied to Prime rate in advance of corresponding declines in its funding base which is more closely tied to LIBOR and similar market-driven rate indices. The line of business expects this to correct as market interest rates stabilize. The net interest margin for the line of business in the first quarter was 3.70%, compared with 3.94% during the fourth quarter of 2000. Successful deposit product sales efforts led to a 17.8% increase in average core deposits during the quarter. The line of business's net charge-offs totaled $0.4 million during the first quarter or 0.15% of average loans, compared with $0.2 million or 0.09% of average loans a year earlier.

The Corporation's small-ticket leasing line of business, (www.irwinbf.com), incurred a pre-tax loss of $0.7 million in the first quarter, compared with a pre-tax loss of $0.9 million a year earlier. Lease and loan originations totaled $33.9 million in the first quarter and the portfolio totaled $170.7 million at quarter-end.

Irwin Ventures (www.irwinventures.com) lost $1.4 million during the first quarter, compared to net income of $4.3 million a year earlier. The loss in the first quarter of 2001 principally reflects a $2.5 million pre-tax valuation adjustment in its portfolio, reflecting market conditions for early-stage companies.

Balance Sheet

The Corporation's assets totaled $2.9 billion as of March 31, 2001, a $1.0 billion increase from a year earlier, reflecting increases in portfolio loans at the commercial banking and equipment leasing lines of business. The Corporation's loan portfolio totaled $1.3 billion as of March 31, 2001, an increase of $0.5 billion or 59.7% from a year earlier. Risk-based assets totaled $3.1 billion, a 53.0% year-over-year increase, largely reflecting portfolio loan growth and off balance sheet activities in the home equity line of business.

Nonperforming assets (including other real estate owned of $4.3 million) were $11.5 million or 0.40% of total assets as of March 31, 2001, up from $8.2 million or 0.45% of total assets a year earlier, reflecting portfolio growth. Charge-offs for the quarter totaled $1.0 million, compared to $0.3 million a year earlier. The increased charge-offs relate primarily to the loan growth at the commercial bank and charge-offs at Onset Capital which the Corporation acquired in July, 2000. The Corporation's allowance for loan losses totaled $13.6 million as of March 31, 2001, compared with $9.4 million a year earlier. The consolidated ratio of allowance for loan losses to total loans was 1.03%, compared with 1.14% a year earlier reflective of the growth of the Corporation's loan and lease portfolio. The ratio of allowance for loan losses to nonperforming loans totaled 190%, compared with 194% a year earlier.

The Corporation had $203.1 million or $9.53 per share in common shareholders' equity as of March 31, 2001, a year-over-year per share increase of 23.8%. The Corporation's Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 10.02% and 12.74%, respectively as of March 31, 2001, compared with 12.63% and 11.97% a year earlier.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in North America.

This press release contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to projections of business strategies and future activities, but are not guarantees of future performance and involve uncertainties that are difficult to predict. Words such as "believes," "anticipated," "expects" and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of business strategies and future activities. Actual future results may differ materially from what is projected due to a variety of factors including potential changes in interest rates, which may affect consumer demand for our products and the valuation of our servicing portfolio; refinancing opportunities, which may affect the prepayment assumptions used in the Corporation's valuation estimates; competition from other financial service providers for experienced managers as well as for customers; changes in the proposed regulatory treatment of purchased residual interests, unanticipated difficulties in expanding the Corporation's businesses, changes in the value of technology-related companies which may affect the availability of appropriate investment opportunities, legislative or regulatory changes, or governmental changes in monetary or fiscal policies. For additional explanation of various factors that may affect our future results, refer to the Management Discussion and Analysis in the Corporation's 10-K which is on file with the SEC.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
(In thousands)	2001	2000	% Change
First Quarter
Net Interest Income	$29,102	$19,105	52.3%
Provision for Loan and Lease Losses	(1,553)	(1,136)	36.7
Noninterest Income	62,051	50,138	23.8
Total Net Revenues	89,600	68,107	31.6
Noninterest Expense	69,446	53,936	28.8
Income before Income Taxes	20,154	14,171	42.2
Income Taxes	9,011	5,689	58.4
Income before Minority Interest	11,143	8,482	31.4
Minority Interest	172	0	na
Income before Cumulative Effect of Change in Accounting Principle	10,971	8,482	29.3
Cumulative Effect of Change in Accounting Principle	175	0	na
Net Income	$11,146	$8,482	31.4

Dividends on Common Stock	$1,376	$1,259	9.3

Diluted Earnings Per Share (24,104 Weighted Average Shares Outstanding)	$0.49	$0.40	22.5
Basic Earnings Per Share (21,065 Weighted Average Shares Outstanding)	0.53	0.40	32.5
Dividends Per Common Share	0.065	0.060	8.3
Common Stock Market Price:
High	$24.88	$18.31	35.9
Low	19.31	13.56	42.4
Closing	21.13	15.00	40.9

Net Charge-Offs	$1,010	$278	263.3

Performance Ratios - Year to Date:
Return on Average Assets	1.68%	2.02%
Return on Average Equity	23.46%	21.07%

At March 31:
Loans Held for Sale	$851,484	$541,402	57.3%
Loans in Portfolio	1,317,161	824,769	59.7
Allowance for Loan and Lease Losses	13,622	9,414	44.7
Total Assets	2,866,369	1,839,928	55.8
Total Deposits	1,820,004	1,006,703	80.8
Shareholders' Equity	203,063	165,256	22.9
Shareholders' Equity available to Common Shareholders	9.53	7.70	23.8
Average Equity/Average Assets (YTD)	7.17%	9.57%
Tier I Capital	$268,887	$213,299	26.1
Tier I Leverage Ratio	10.02%	12.63%
Total Risk-based Capital Ratio	12.74%	11.97%
Nonperforming Assets to Total Assets	0.40%	0.45%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
(In thousands)
Home Equity Lending	2001	2000	% Change
First Quarter
Net Interest Income - Unsold Loans and Other	$7,449	$2,553	191.8%
I/O Strip Interest Income	7,160	2,587	176.8
Trading Gains	(69)	3,389	-102.0
Loan Origination Fees	2,122	2,574	-17.6
Gain on Sales of Loans	12,551	6,383	96.6
Servicing Income, net	2,426	1,120	116.6
Other Income	320	500	-36.0
Total Net Revenues	31,959	19,106	67.3

Salaries, Pension, and Other Employee Expense	11,234	6,761	66.2
Other Expense	9,699	7,979	21.6
Income before Income Taxes	11,026	4,366	152.5
Income Taxes	4,410	1,746	152.6
Net Income	$6,616	$2,620	152.5

Loan Volume	$180,756	$196,545	-8.0
Secondary Market Delivery	183,292	131,585	39.3
Gain on Sale as Percentage of Loans Securitized	6.85%	4.85%
Return on Average Equity	31.82%	16.62%

At March 31:
Home Equity Loans (On balance sheet)	$323,644	$290,615	11.4%
Total Managed Loans	1,708,885	891,132	91.8
Delinquency Ratio (30+ days)	4.32%	1.72%
Net Capitalized Servicing (Servicing Asset and I/O Strip)	$181,004	$75,936	138.4

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)
Mortgage Banking	2001	2000	% Change
First Quarter
Net Interest Income	$3,210	$6,274	-48.8%
Provision for Loan Losses	(23)	(43)	-46.5
Loan Origination Fees	11,443	7,427	54.1
Gain on Sale of Loans	18,113	10,832	67.2
Gain (Loss) on Sale of Servicing	2,092	252	730.2
Loan Servicing Fees	12,570	13,379	-6.0
Amortization and Impairment of Servicing Assets,
Net of Hedging	(3,502)	(5,612)	-37.6
Other Revenues	1,347	971	38.7
Total Net Revenues	45,250	33,480	35.2

Salaries, Pension, and Other Employee Expense	22,381	17,872	25.2
Other Expenses	12,511	11,523	8.6
Income Before Income Taxes	10,358	4,085	153.6
Income Taxes	4,200	1,602	162.2
Income Before Cumulative Effect of Change in Accounting Principle	6,158	2,483	148.0
Cumulative Effect of Change in Accounting Principle	175	0	na
Net Income	$6,333	$2,483	155.1

Total Mortgage Loan Originations:	$1,891,203	$862,316	119.3
Percent retail	34.06%	36.24%
Percent wholesale	61.47%	54.66%
Percent brokered	4.47%	9.10%
Refinancings as a Percent of Total Originations	56.25%	13.90%

At March 31:
Owned Servicing Portfolio Balance	$9,329,451	$10,522,847	-11.3%
Weighted average interest rate	7.67%	7.57%
Delinquency ratio (30+ days):	6.56%	6.86%
FNMA	2.70%	1.87%
FHLMC	1.74%	2.20%
GNMA	7.64%	7.49%
Servicing Asset	$133,023	$136,518	-2.6

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)
Commercial Banking	2001	2000	% Change
First Quarter
Net Interest Income	$10,309	$9,000	14.5%
Provision for Loan and Lease Losses	(800)	(444)	80.2
Other Revenues	3,067	2,932	4.6
Total Net Revenues	12,576	11,488	9.5

Salaries, Pension, and Other Employee Expense	5,966	5,093	17.1
Other Expenses	4,292	3,282	30.8
Income Before Income Taxes	2,318	3,113	-25.5
Income Taxes	917	1,207	-24.0
Net Income	$1,401	$1,906	-26.5

Return on Average Equity	8.04%	12.03%
Return on Average Assets	0.47%	0.93%
Net Charge-offs	$400	$178	124.7
Net Interest Margin	3.70%	4.62%

At March 31:
Securities and Short-Term Investments	$75,302	$59,885	25.7%
Loans and Leases	1,136,991	795,923	42.9
Allowance for Loan and Lease Losses	(9,628)	(7,641)	26.0

Interest-Bearing Deposits	1,033,935	697,567	48.2
Noninterest-Bearing Deposits	125,189	80,684	55.2

Delinquency Ratio (30+ days):
Commercial Loans	0.19%	0.30%
Consumer Loans	1.46%	1.20%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)
Business Finance	2001	2000	% Change
First Quarter
Net Interest Income	$1,734	$68	2450.0%
Provision for Loan and Lease Losses	(654)	(191)	242.4
Other Revenues	357	2	17750.0
Total Net Revenues	1,437	(121)	-1287.6

Salaries, Pension, and Other Employee Expense	1,438	547	162.9
Other Expenses	692	247	180.2
Income Before Income Taxes	($693)	($915)	-24.3

Net Charge-Offs	$461	$0	na
Net Interest Margin	4.33%	3.14%
Total Fundings of Loans and Leases	$33,923	$15,984	112.2

At March 31:
Investment in Loans and Leases	$170,654	$15,984	967.7%
Allowance for Loan and Lease Losses	(2,591)	(191)	1256.5
Weighted Average Yield	11.49%	10.42%
Delinquency ratio (30+ days)	1.59%	0.00%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
(In thousands)
Venture Capital	2001	2000	% Change
First Quarter
Net Interest Income	($140)	($271)	-48.3%
Mark to Market Adjustment on Investments	(2,500)	7,452	-133.5
Other Revenues	250	83	201.2
Total Net Revenues	(2,390)	7,264	-132.9

Operating Expenses	114	89	28.1
Income Before Income Taxes	(2,504)	7,175	-134.9
Income Taxes	(1,059)	2,878	-136.8
Net Income	($1,445)	$4,297	-133.6

At March 31:
Investment in Portfolio Companies (cost)	$7,206	$3,114	131.4%
Mark to Market Adjustment	4,008	8,758	-54.2
Carrying Value - Portfolio Companies	$11,214	$11,872	-5.5